Exhibit 4.41

REAL ESTATE SALES CONTRACTS OF SHANGHAI
(For Office Building)

Party A ( Seller):  Shanghai Wanbo Real Estate Development Co., Ltd.
Address:  Room 301-C, No.183, West Zhongshan Road, Changning District, Shanghai, China
Postal Code:  2000051
Business Registration No.:  310105000186113
Qualification Certificate No.:  Hufangdizi  (Changning)  No. (0000015)
Legal Representative:  Huang Zhiyuan
Tel No.:  86-21-62596852
Authorized Representative:  Huang Huaming
Tel No.:  86-21-62596852

Party B (Purchaser):  Shanghai Yuanmao Properties Co., Ltd.
Nationality:  China
Residence (Registration) Province or City:  Shanghai
Individual/Company:  Company
Address:  12F, 618 East Yan’an Road, Huangpu District, Shanghai, China
Postal Code:  200001
Name of Certificate:  Business License
No.:  310000400651982
Tel. No.:  86-21-23270090
Authorized/Legal Representative:
Tel.No.:
Address:

On the basis of equality, voluntariness and consultation, Party A and Party B enter into this Contract regarding Party B’s purchase of  real estate situated at  [City Point] from Party A: -

1.
Party A has acquired the land use right of Changning District/County Land Plot 0500100710031002 (Contract No: Hufangdichang (2006) Transfer Contract No.51), completed the construction of the  real estate known as [City Point], finished the initial registration of newly constructed  real estate, and has obtained the Property Ownership Certificate (Master Title Certificate).  The Certificate No. is   Chang 2011006119                   .

2.     Party B shall purchase from Party A the property situated at Room __, Floor _______, [City Point], No. 666, Lane _____, West Huaihai Road (hereinafter called the "Property") [refer to the Table in Supplement for detail location and floor area of the Property]. The saleable gross floor area measured by the Changning District Real Estate Survey Center, which is recognized by the Shanghai Municipal Housing, Land and Resource
       Administration Bureau, is _______ square meters, the internal saleable gross floor area is __________ square meters, the allocated construction area for common area is ________ square meters, and the ancillary
       underground area is 0 square meter (refer to Supplementary Terms for price).   The height of the Property is 3.9 meters.

The design and layout plan of the Property is set out in Schedule 2 to this Contract; the construction structure, standard of fitting and finishes are set out in Schedule 3 to this Contract; other matters relating to the Property (mortgage and tenancy) are set out in Schedule 4 to this Contract; (adjacent relation of the Property and layout of the housing estate) is set out in Schedule 6 to this Contract; the "Deed of Mutual Covenant" is set out in Schedule 5 to this Contract.

3.	The unit purchase price per square meter of the saleable gross floor area for the Property purchased by Party B is RMB_______________ (exclusive of price for all fitting and finishes of the Property).

According to the saleable gross floor area of the Property, the total Purchase Price of the Property is RMB_______ (exclusive of price for all fitting and finishes of the Property).

The price for the Property including all the fitting and finishes shall be RMB_______.

The total Purchase Price of the Property includes the total price of the Property and the corresponding proportion of the land use right.

[Please refer to the Table in the Supplement for Purchase Price payable for each individual unit.]

4.
Party B shall, in accordance with the prescribed time limit and payment method set out herein, duly deposit the Purchase Price of the Property in full to the account of Party A or the escrow bank account of Party A (financial institution/escrow institution: China Construction Bank, Changning Sub-Branch, Operation Office.  Account name:   Shanghai Wanbo Real Estate Development Co., Ltd. . Bank account number:   31001515100050009013   .

The installments and method of payment by Party B are expressly agreed by both Party A and Party B in Schedule 1.

Party A shall issue the invoice upon receipt of each installment of the Purchase Price paid by Party B.

5.
In the event that Party B fails to make payment according to the prescribed time limit under this Contract, Party B shall pay to Party A the penalty which shall be calculated based on   0.01   % of the overdue amount on a daily basis.  The penalty shall be calculated from the date after the due date of payment to the date of actual payment.  If the delay shall exceed   30   days, Party A has the right to choose option (2) below to claim for any liability attributable to Party B.

(1)	Party A is entitled to terminate this Contract unilaterally.
(2)
Party A is entitled to terminate this Contract unilaterally.  Party B shall be held liable for compensation, and the amount of the compensation shall be RMB 330,000.  Party A is entitled to deduct such amount from the purchase price paid by Party B and refund the balance to Party B.   In case that Party A terminates this Contract unilaterally, Party A shall inform Party B by written notice within fifteen (15) days   after the termination conditions are satisfied.  Party B shall offer positive cooperation unconditionally and go to the Exchange Centre to deregister this Shanghai Municipal Commodity Property Sale Contract with Party A.  Party A is entitled to deduct the compensation amount payable by  Party B  from the purchase price paid by Party B, and refund the balance to Party B within fifteen (15) days after  Party A gives Party B a written notice to terminate this Contract.  In case that Party A fails to refund the balance in due time,  Party A shall pay to Party B the late fee which shall be calculated based on 0.01%  of the  overdue amount on a daily basis.  The late fee shall be calculated from the date after the due date of payment to the date of actual payment.  .

6.
If Party B makes the payment with bank loan, the failure of the bank to pay in accordance with the time limit set out herein shall be deemed as the failure of Party B, except that the failure of payment is caused by Party A.

7.	Party A agrees to hand over the Property to Party B on or before the date set forth in option [ (3)] below.

(1)	[*] days upon the execution of the Contract by Party A and Party B;
(2)	[*] days upon the notarization by the [*] notarization office;
(3)	Three (3) days upon the receipt of the total Purchase Price by Party A;
(4)	[Intentionally omitted]

8.	Party A warrants that as of handover of the Property to Party B:

(1)	There is no ownership or financial disputes in respect of the Property;
(2)	The Property is free from any charges created by Party A;
(3)	The maintenance fund with respect to the Property payable by Party A has been paid.

In the event of any occurrence of situation which is contrary to Party A’s aforesaid warranty after the  handover of the Property, Party A shall be liable therefore.

9.
Party B shall process the inspection and handover procedures in respect of the Property within the time limit set out in Article 7 herein at the designated place  required by Party A. The handover shall be completed upon receipt of the total Purchase Price by Party A and the issuance of the Handover Notice by Party A. The risk in respect of the Property shall be passed from Party A to Party B on the date of handover.

The usage of the Property is office use. Party A shall provide Party B with “Initial Property Management Service Contract”/ “Deed of Mutual Covenant”.  At the same time, Party A shall, upon demand of Party B, provide the relevant information about the approved saleable gross floor area.

If Party A does not present and provide the materials as set out in the aforesaid paragraph, Party B shall be entitled to reject the takeover of the Property and Party A shall be liable for any liability incurred as a result of such delay.

10.
If the standard of fitting and finishes of the Property does not meet with the standard as set out in Schedule 3, Party B is entitled to demand compensation from Party A equivalent to _0__ time of the price difference between the actual fitting and finishes and the agreed fitting and finishes.

If there is disagreement  in respect of the interpretation of the said standard between the parties, the same shall be examined by a  qualified institution of structural engineering and surveying in Shanghai Municipality and the written  opinion issued by such institution shall be the basis for settlement of such disagreement.

11.
If Party B has paid the Purchase Price in full but fails to comply with the procedures for inspection and handover of the Property within the prescribed time limit (except for the reason of Party A), Party A shall issue a written reminder once .  In the event that Party B fails to comply with the procedures for inspection and handover of the Property within the prescribed time limit as set out in the reminder, the risk in respect of the Property shall be passed to Party B from the date after such prescribed time limit as set out in the reminder.

If the deadline for the payment of the final instalment set out herein (refer to Schedule 1) is later than the handover date set out in Article 7 herein, which means that Party B has not paid the Property Purchase in full by the date of handover, and Party B fails to comply with the procedures for inspection and handover of the Property within the prescribed time limit (except for the  reason of Party A), Party A shall issue a written reminder once .  In the event that Party B shall fail to comply with the procedures for inspection and handover of the Property within the prescribed time limit as set out in the reminder, Party A is entitled to terminate the Contract unilaterally.

12.
Party A shall notify Party B in writing if Party A shall exercise its right to unilaterally terminate this Contract .  Party A shall within   15    days upon issuance of such written notice deduct the compensation payable by Party B from the Purchase Price already paid by Party B and return the remaining balance to Party B. The compensation shall be 5.00% of the total Purchase Price.

13.
Except for the force majeure events, in the event that Party A fails to hand over the Property to Party B before the prescribed time limit as set out in Article 7 of this Contract, Party A shall pay to Party B the penalty which is calculated at 0.01% of the Purchase Price already paid by Party B on a daily basis.  The said penalty shall be calculated from the date after the prescribed date for handover under Article 7 until the date of actual payment.  If the delay shall exceed 30 days, Party B is entitled to choose option (1) below to claim for any liability attributable to Party A:-

(1)      Party B is entitled to unilaterally terminate this Contract.
(2)      [Intentionally omitted].

14.
From the date of handover of the Property, Party A shall be responsible for the  repair and maintenance  of the Property for a period of two(2) years from date of assignment of the title of the Property.  The scope  of repair and maintenance shall be referred to "Regulations concerning the Quality Management of Construction and Engineering" and " Procedures  of Shanghai Municipality on the Transfer of Real Estate " promulgated by the State Council, a copy of which is attached to in Schedule 5 hereto.

15.
After handover of the Property, if Party B is of the opinion that the main structure does not meet the standard, Party B may appoint a qualified institution of structural  engineering and surveying in Shanghai Municipality to carry out the examination.  If the main structure quality indeed fails to meet with the standards after the examination, Party B shall be entitled to unilaterally terminate this Contract.

16.
In case of any other problem in relation to the building quality  after handover of the Property, Party B is entitled to demand Party A to repair the same free of charge within the maintenance warranty period and to pay the compensation equivalent to _0_ times of the repair fee.

It is mutually agreed by both parties that if disagreement arises in respect of any other problem in relation to the building quality after handover of the Property, the same shall be examined by an appointed qualified institution of structural engineering and surveying in Shanghai Municipality and the written opinion issued by such institution shall be the basis for settlement of such disagreement.

17.	Each of Party A and Party B shall bear its own tax arising out of the sale and purchase of the Property as stipulated by laws and regulations.

18.
Since the owners’ committee with respect of the Property management area has not been incorporated   , Party B agrees that the Property shall be managed by the property management company appointed by Party A in the “Initial Property Management Service Contract” and Party B shall be bound by the deed of mutual covenant from the handover date.

The property management company appointed by Party A shall be responsible for management of the Property until   the management is taken over by the new property management company appointed by the owners’ committee.

19.
It is mutually agreed that Party A and Party B shall, before 30 September, 2011    make joint declaration on purchase price and application for transfer of ownership to Changning District Real Estate Administration Bureau in order to obtain the Title Certificate in respect of the Property.

If Party B fails to obtain the Land Title Certificate (Sub-certificate) before 30 November, 2011 for the reason of Party A, Party A shall be liable for the default and pay the compensation at 0.10   % of the total Purchase Price. If Party B fails to obtain the Land Title Certificate (Sub-Certificate) within 30   days from 30 November 2011, Party B is entitled to terminate the Contract unilaterally.

Party A and Party B agree that Party A and Party B shall have the right to jointly or unilaterally apply for the pre-registration with the land registration authority after execution of this Contract.

20.
Party B shall notify Party A in writing if Party B shall exercise its right to unilaterally terminate this Contract hereunder.  Party A shall within 15 days upon receipt of such written notice refund to Party B the Purchase Price already paid by Party B in full (including interest calculated at the deposit interest rate applicable to the same period published by The   People’s Bank of China).  Party A shall also be liable for compensation which shall be 5 .00% of the total Purchase Price and the same shall be paid to Party B together with refund of the Purchase Price.

The paid Purchase Price as referred to in this clause and elsewhere herein shall include the Purchase Price paid directly by Party B and by way of loan.

21.
When Party A or Party B unilaterally terminates this Contract pursuant to the terms of this Contract, any penalty already paid by the defaulting party prior to unilateral termination pursuant to the terms of this Contract shall be setoff against the compensation payable under this Contract.

22.
In the event that either Party A or Party B has any disagreement in respect of the exercise of right of unilateral termination of this Contract by the other party, such party shall within 30 days after the date of receipt of such written notice of termination seek confirmation of the effectiveness of the termination from the dispute resolution institution selected under Article 27.

23.
The Property sold by Party A is for office use only. Party B shall not change the building structure and usage of the Property  during its use. Except as otherwise set out in the Schedule herein, Party B is entitled to use the common passage and facilities in relation to the Property and shall comply with the relevant law and regulation and observe social civility, maintain the public facilities and safeguard the public interest.

24.
The Property purchased by Party B together with the corresponding right to use the land as occupied is inseparable.  From the date of transfer of the Property right in respect of the Property, all the corresponding rights, obligations and liabilities as stipulated under the Assignment of Land Use Right executed by Party A and Shanghai Municipal Real Estate Administration Bureau shall be transferred to Party B.

25.
Both parties shall execute supplementary terms, supplemental agreement or variation agreement in respect of any matter not covered by this Contract and any other matter to be changed in the course of the performance of this Contract.

The supplementary terms, supplementary agreement and variation agreement to this Contract are inseparable parts of this Contract.  In the event of discrepancy between the supplementary terms, supplementary agreement, variation agreement and the main context, the supplementary terms, supplementary agreement, variation agreement shall prevail.

26.
Any document, reply and other correspondence required to be served by either party to the other party under this Contract shall be made in writing and sent by registered mail or direct delivery to the address as set out hereunder or any other address as changed and notified to the other party in accordance with this Article.

27
The governing law of the Contract shall be the Law of People’s Republic of China. In the event that disputes between Party A and Party B shall arise in the course of performing this Contract, both Parties shall resolve such dispute by negotiation.  If no agreement can be reached to resolve the disputes, the same shall be resolved by method (2):

(1)	apply for arbitration by [Intentionally omitted];
(2)    institute legal proceedings at the People's Court according to law.

28.	This Contract shall be effective upon signing by the parties.

29.
This Contract shall be executed in 5   counterparts and each of them shall be equally effective. Each of Party A and Party B shall hold two counterparts,  and the Exchange Centre of Changning District shall 1 .

Schedule 1
Payment Schedule and Payment Method
________________________________________________________________________

Pay on condition:

1.	Party B shall sign the contract with Party A before 10th August, 2011.
2.	Party B shall pay the Purchase Price RMB ______ (in words:_______) before 18th August , 2011 .

[Please refer to the Table in the Supplement for Purchase Price.]

Schedule 2
Layout Plan of the Property (specifying the size and scale)

Tn 212.143
Tn 206.669
Bq 3
17.153
Bz 2
160.33
Bz 1
241.25
Tn 159.928
Tn 156.608
Tn 208.828
Tn 206.664

Scale: 1: 400

Schedule 3
Building Structure, Standard of Fitting and Finishes of the Property
________________________________________________________________________
                                                                                                                  （Paste here）                                                               (Chop over the perforation here)

1.	Building Structure: Framed-tube structure

2.	Standard floor height: 3.9 meters

3.	Outer wall: Imported stone, hollow Low-E glass curtain wall

4.	Hall: Two-tier shall be atrium in south hall; wall, floor paved with imported stone, crystal chandelier

One-tier shall be atrium in north hall, wall, floor paved with imported stone, artistic chandelier

5.	Elevator lobby (for guest): wall, floor paved with imported stone, artistic chandelier

6.	Standard floor public passageway:
Floor: Carpet
Wall: Stone, high-class emulsion paint
Ceiling: Aluminum plate

7.	Public restroom: TOTO sanitary fittings, floor paved with imported stone

8.	Public facilities:
(1)	Air conditioning system: Hitachi air-cooled heat pump central air conditioning unit (except the fan coil at the end)
(2)	Fresh air system: Carrier fresh air unit, capacity: 30m3/h
(3)	Elevator: OTIS (Tianjin)
Six passenger elevators, load: 1350 kg; speed: 2.5m/s; and six group control elevators stop at 1st to 28th floor (nominal floor) (do not stop at 2nd floor);
Two fire elevators, one’s load is 1350kg and its speed is 2.5m/s, and stops at B4 to 28th floor (nominal floor); one’s load is 1000 kg , and its speed is 2.5m/s, and stops at B4 to 28th floor;
One elevator special for drivers, its load is 800 kg, and its speed is 1 m/s, and stops at B4 to 28th floor.
(4)	Weak current system:
Equipment supervision system;
Generic cable system;
Closed circuit Television system;
Burglar alarm system (first floor);
Underground garage management system;
Electronic patrolling system;
Background sound and emergency broadcast system (public passageways, basement);
Fire alarm and fire control linkage system

9.	China Telecom optical cable access, fiber to the unit, reserved telephone interface

10.	Mobile communication signal coverage

11.	Power supply: duplex feeding, 380 V ac access

12.	Water supply: water tank on the roof

13.	Garbage: collect

14.	Sewage: discharge to the city’s pipeline

15. Handover standard (subject to the area of Party B’s property right)

(1)	Standard floor (including two floors)

Unit door: frameless floor spring glass door, intelligent access control system
Ceiling: calcium silicate suspended ceiling, grille fluorescent lamp, and exhaust fan
Wall: painted white with emulsion paint
Floor: network RF
Window: hollow Low-E glass aluminum alloy window, vertical blind
Air conditioner: fan coil
Heavy, weak current distributor box, switches, sockets

(2)	Ground floor shops

Unit door: frameless floor spring glass door
Ceiling: rough, and exhaust fan
Wall: concrete floor
Floor: cement terrace
Window: hollow Low-E glass aluminum alloy window
Air conditioner: reserved position for the owner to install outdoor units for VRV air-conditioner and cable trays guiding the pipeline system
Heavy, weak current distributor box, switches, sockets

Schedule 4
Ownership Status of the Property (title, mortgages, tenancy)
________________________________________________________________________

Status of the Land and the Property
Lot No.	Qiu 31/3, Jiefang 71, Xinhua Road, Changning District	Period of Use	From 1 December, 2006 to 30 November, 2056	Permitted Use	Integrated use for commercial, office and municipal purpose
Overall Area:		Common Area:		Origin of the right to use	Transfer

Ownership Information
Owner	Shanghai Wanbo Real Estate Development Co., Ltd.	Title Certificate No.	Chang 2011006119
Joint-owner and condition of joint-ownership
Location of the Property	Room 101 and so on, No. 666, Huaihai West Road
Acceptance Date	27th May, 2011	Approval Date	1st June, 2011
Remarks
1. Newly-built commercial property. 2. The Lot includes common passageways of 491 sqm.  3. The term of land use: Commercial use, from 1st December, 2006 to 30th November, 2046; Office use: from 1st December, 2006 to 30th November, 2056.   4. According to the relevant agreement between the construction entity and Shanghai Rail Traffic Line-10 Development Co., Ltd., the latter has the right to use the special construction units for the subway free of charge permanently.  Both parties shall perform obligations and enjoy rights according to the relevant agreement.

Schedule 5
"Deed of Mutual Covenants" or related Undertaking
________________________________________________________________________

For the purposes of protecting the legitimate rights and interests of all the owners and users of City Point (hereinafter the “Property”), maintaining the public environment and order, ensuring the safety and reasonable use of the Property, and regulating the conduct of the property management service company, this Covenant is formulated in consideration of the actual situations of the property according to the Law of People’s Republic of China on Property Right and Regulations concerning Property Management.

This Covenant is binding on all the owners and users within the property management area (including all such properties as  office buildings and the commercial area).

Part 1 Use of the Property

1.	Owner’s rights and obligations

Owners shall enjoy the corresponding rights and fulfill corresponding obligations in the property management activities in compliance with the Law of People’s Republic of China on Property Right and Regulations concerning Property Management issued by the State Council and other relevant laws and regulations.

2.	Neighboring relationship

Owners agree to observe the laws, regulations, rules and systems and properly deal with neighboring relationship issues regarding passage, ventilation, lighting, repair, decoration, fitting-out, environmental hygiene, and environmental protection in compliance with the principles of fairness,  safety and in the benefit of the property.

3.	Principle of Use of the Property

All owners agree to strictly comply with the relevant rules for the useof the property and the rules applicable to  car parking, elevator use, installation of the air conditioners and security measures in the property management area;

Behaviors which are prohibited by laws, regulations, rules and regulatory  shall not be allowed while using the Property. No pets, inflammable, explosive, poisonous or hazardous articles, or guns, ammunition or controlled knives and tools, or the goods that may pollute environment are allowed in the Property.  When an owner or user of the property needs to hold, within this property (including common area), product promotion and social gathering that might disturb other owners’ regular working order, it shall first apply to the property management service company for approval.

All owners and users agree to use the property in strict accordance with the usage approved by the government and operate legally, and relevant certificates shall be submitted to the property management service company for the record.

4.	Decoration and fitting-out of the property

Owners and users agree to decorate or fit out the property according to the following requirements:

(1)
They shall inform the property management service company and sign a fitting-out management service agreement with the same when they need to decorate the property. They shall follow the notes for decoration and fitting-out, and not engage in prohibited behaviors.

(2)
They shall obtain prior approvals regarding the fitting-out plans and blueprints from the property management service company and relevant authorities such as the fire authority, and the health and epidemic prevention authority, the decorative materials shall meet the requirements of fire control and environmental protection.

(3)
They shall place the decorative materials and fitting-out wastes at specified locations, and shall not occupy common areas and public places without permission. They shall take effective measures to prevent or mitigate the affects of construction on neighbors or users’ daily work during the construction period.

Fire is not allowed. Owners or users shall file an application for approval to the property management service company if fire is necessary for fitting-out, the property management service company will dispatch personnel for supervision aside.

(3) When the safe use of common areas and common facilities is affected and legal interests of adjacent owners are infringed due to fitting-out of the property, the owner or user who is decorating shall restore to the original state and take the relevant responsibility of compensation.

(4)
They shall properly use water, electricity, communications, air conditioners, ventilations, cable trays of heavy and weak current cables in the right way and other common facilities and shall not remove or reform without permission. The owner shall give necessary protection to facilities such as interior cable trays of heavy and weak current cables, water pipes, downspouts and air pipes, and shall not block access ports.

(5)
They shall not alter devices such as smoke alarms and automatic sprinklers.  If they need to make alterations, they shall submit the alterations to fire control administrative authority for examination and approval, and the alterations shall begin only after they file the examination opinions and construction blueprints to the property management service company for the record.

(6)	When operating catering business in the commercial property, they must install grease traps at the kitchen sink and make sure the waste water goes into the reserved grease trap.

(7)
They shall install outdoor units of air conditioners and range hoods in reserved places according to the design of the property. If no places are reserved, they shall install in places designated by the property management service company.

5.	Relevant issues on transfer and lease of the property

The Property shall be leased in compliance with the laws, regulations and policies of the State and Shanghai Municipality regarding the lease of property, respecting social ethics, without endangering the Property or prejudice to the legitimate rights of other owners. The owner shall take relevant responsibility for either lease or sub-lease.

This Deed of Mutual Covenants shall be an appendix to the property transfer agreement or lease agreement when the owner transfers or leases the property.  After the transfer or lease of the Property, the person concerned shall inform the status of transfer or lease and the contact information to the property management service company in writing.

Owners undertake that they will notify the property management service company for the record in advance of leasing the property to a third party, and sign a tripartite “lease agreement” with the property management service company and the lessee in order to clarify responsibilities and obligations of each party.

If the lease or sub-lease of the property is in breach of paragraph 1 or 2 of this article, the owner or lessee shall rectify it.  If such lease or sub-lease damages the legitimate rights and interests of other owners or users, such owners or users are entitled to file a lawsuit to the People’s Court.

6.	Usage of the property

Owners and users shall use the property according to the approval of planning administrative authority or as stated in the property ownership certificate and shall not change the usage of the property without permission. If such change without permission damages the legitimate rights and interests of other owners of users, such owners or users are entitled to file a lawsuit to the People’s Court.

7.	Handling of illegal erection of buildings and structures

Owners and users shall not erect building or structure illegally while using the property.

In case of any illegal erection by any owner or user, the property management service company shall duly rectify it, other owners and users can report it to the property management service company or relevant administrative authorities. Relevant owners or users who are infringed are entitled to file a lawsuit to the People’s Court.

8.	Others on Usage of the property

Owners and users shall also comply with the following provisions while using the property:

(1)
If the cable trays for heavy and weak current cables, water pipes, downspouts, air pipes and other facilities in the owner’s property are public facilities, the owner shall cooperate with the property management service company in the maintenance.

(2)	Parking: vehicles of owners and users shall be parked in the underground garage;

Ground parking spaces are only for temporary parking of special vehicles for emergency rescue, visitors and oversized vehicles.

(3)
Usage of elevator: passenger elevator shall not be used to carry goods. Owners or users shall inform the property management service company in advance when they need to carry goods or decorative materials and constructional wastes, and the property management service company will arrange time to use the special elevator to carry the same. Decorate construction personnel can only ride in the special elevator.

(4)
Company nameplate, shop signboard shall be installed in designated places.  Owners or users shall not post, hang, or install promotional advertisements and other exhibits in common areas of non-advertisement places of the Property (including public passageways, elevator halls, halls and outer walls, rooftops etc.)

(5)	Owners or users shall not place anything on public passageways, elevator halls, fire escapes or other common areas without authorization.

(6)	Household garbage shall be placed in such places designated by the property management service company, and it will be disposed in a uniform manner by the property management service company.

(7)	Decorative materials or office furniture shall be placed separately, and goods that exceed the designed load of the floor shall not be placed on the floor.

(8)
From Monday to Saturday, when the morning weather forecast of the day reports that the temperature is lower than 5℃ or higher than 30℃, the office building will turn on the central air conditioning system from 8：00~18：00, and adjust interior temperature of common areas to 15℃ or 26℃. Owners’ interior temperature shall be controlled by themselves.

9.	Repair and maintenance of the property

Owners and users agree to maintain the property according to the following provisions:

(1)	Owners and users shall not infringe the legitimate rights and interests of other owners in the maintenance of the exclusive areas of the property.

(2)
If entering the exclusive areas of the property of relevant owner is necessary for maintenance, the owner or property management service company shall inform the relevant owner in advance.  The relevant owner shall offer cooperation if necessary.  The relevant owner shall be responsible for the repair and compensation for any damage or loss caused by the obstruction.

(3)
Owners or users shall file an application to the property management service company, if it is necessary for them to temporarily occupy or dig roads or areas because of the maintenance of the property or public interests.  They shall restore the roads and areas to the original state within the agreed time limit and compensate for loss occurred if any.

(4)
The person in charge shall carry out emergent repair when there is a hidden danger which threatens the public interests or the legitimate interests of others in the use of the property.  In case that the person in charge fails to perform the obligation of emergent repair, and entering the personal areas of the property is necessary for the repair, the property management service company may carry out the repair under the witness of the Public Security Organ.  And the costs arising from the repair shall be borne by the person in charge.

(5)
The construction entity shall take responsibilities for property maintenance within the time and scope stipulated by relevant national regulations, and shall solve quality problems arising during the warranty period in time.  If the construction entity refuses or delays to repair, owners may do the repair by themselves or entrust others to do the repair.  The repair costs and other losses occurred shall be borne by the construction entity.

10.	Raising and use of maintenance funds

Owners shall raise and use maintenance funds according to the following provisions:

(1)	They shall pay special maintenance funds pursuant to relevant provisions;

(2)	The accounts of the special maintenance funds shall be managed by the property management service company on behalf of owners;

(3)	They shall manage and use the special maintenance funds according to relevant regulations of the government.

(4)	The paid special maintenance funds will still be used for maintaining and renewing common areas, common facilities of the property when owners transfer or mortgage their property.

11.	Owner’ obligation of providing contact information

Owner shall provide his/her/its contact address and contact information for the construction entity and the property management service company; in case of any change, owner shall provide the new contact address and contact information for the construction entity and the property management service company in a timely manner. In case that an owner fails to provide his/her/its contact address and contact information or changed information in time, relevant materials of property management activities shall be put in the owners’ mail box or premises at the place where the property is located or shall be served according to the originally reserved contact address and contact information.

12.	Vesting of proceeds from use of the common area of the property

Where the common areas and facilities of a property management area are used to conduct business, consent must first be solicited from other relevant owners and the property management service company before the relevant formalities are completed pursuant to regulations. Besides, the owner shall publish the accounts to other owners every half year (specifically, January and July) in the specified format.

Proceeds gained according to the preceding paragraph shall belong to all owners.

13.	Liability for failure to pay relevant fees as prescribed

Where an owner fails to pay property management service fee in accordance with relevant regulations, the property management service company may publish the overall payment information in the property management area, stating the room number of the owner who has failed to pay the fees to dun such owner.  If the owner still fails to pay, the property management service company may file a lawsuit to the People's Court.

14.	Handling of owners’ violation of the property’s prohibitions

When an owner or a user violates Article 3, 4, 5, 6, 7, or 8 hereof, the property management service company has the right to dissuade and restrain him/her/it.  If the owner refuses to rectify, the property management service company may take the following measures:

(1) Forbid construction workers, construction tools, decorative materials, and office furniture from entering the property management area;

(2)  Clean up and remove, or order to rectify;

(3)  Call the police or report a case, or apply for administrative enforcement;

(4)  Litigation.

15.	Joint and several liability

If any user of the property breaches this Deed of Mutual Covenant, the relevant owner shall be jointly and severally liable for such breach.

16.	Disputes resolution

According to the principle of mutual understanding and mutual accommodation, owners and users agree that any dispute or conflict arising from the use of the Property shall be mediated and settled by the property management service company.

17. Formulation of this Deed

This Deed of Mutual Covenants is formulated by the construction entity, and shall be presented and explained to the purchaser at the sale of the Property.

Purchaser of the property shall undertake in writing to comply with the temporary Deed of Mutual Covenants when singing the sale and purchase contract with the property construction entity.

18.  Effectiveness of this Deed

This Deed of Mutual Covenants comes into effect on the date when the first property in the property management area is sold (3rd December, 2010).

Schedule 6
Neighboring Relation of the Property and Layout of the Housing Estate

SUPPLEMENTARY TERMS I
________________________________________________________________________

In the principles of equality and voluntariness, these Supplementary Terms have been made by Party A and Party B through friendly negotiation as follows:

1.
Party B confirms that the floor level and room number of the Property which Party B purchases under the Contract and the same for the future application of the Title Certificate in respect of the Property shall be marked according to its actual floor level and room number.  Since the building shall not display Level 4, 13, 14, and 24,

the nominal floor level of the Property shall be   and nominal room number shall be     .

[Please refer to the Table in the Supplement for floor level and room number of the Property.]

2.	Both Parties agree that Article 5 of the Contract shall be supplemented as follows:

(1)
In case that Party A unilaterally terminates the Contract, Party A shall give a written notice to Party B within 15 days upon the date when the termination conditions are satisfied.  If Party B does not reply Party A’s written notice within 15 days from receipt of the notice, Party B shall be deemed to consent to Party A’s termination of the Contract.

(2)	Both Parties shall go to the Real Estate Transaction Centre to process the deregistration of this Contract within 15 days from Party B’s receipt of Party A’s written notice.
3.	Both Parties agree that Article 9 of the Contract shall be amended and supplemented as follows:

(1)	“Handover date” in the first paragraph of Article 13 of the Contract means the commencement date of the physical inspection and acceptance of the Property.

(2)
Both Parties agree that the date of physical inspection and acceptance of the Property shall be no later than 21st August, 2011 (except for  force majeure events, change of laws or regulations, and the delay caused by the  government ).   In case that Party A fails to hand over the Property (hand over upon physical inspection and acceptance of the Property) within the time limit as agreed in this Article and Party B requires Party A to continue to perform, Party A shall continue to perform its obligation of handover.

(3)
In addition to the documents agreed in the second paragraph of Article 9 of this Contract, if required by Party B, Party A shall faithfully provide other  information related to the handover of the Property, such as the completion acceptance certificate.

(4)
The execution of the Property Handover Confirmation Form represents that Party B has no objection to and confirms the style of structure, type of structure, spacial dimension, direction, fittings and finishes , periphery buildings, facilities, and the interior and exterior environment of the Property.

4.	Both Parties agree that Article 11 of the Contract shall be supplemented as follows:

(1)
“Handover” in the Contract means to the actual handover of the Property after the Property has satisfied the conditions of actual handover as specified in Article 10 of the Contract and Party A has given a written notice to Party B of such handover. Party A shall notify Party B of handover of the Property within 3 days from receipt of all the purchase price of the Property payable by Party B.

(2)
In case that Party A has not received all the purchase price of the Property payable by Party B on the handover date agreed in this Contract, Party A is entitled to postpone the handover of the Property without bearing any liability for breach of contract.

(3)
Party A agrees that the handover date is 21st August, 2011 or as the date specified in Article 7 of this Contract (within 3 days after Party B’s payment of all the purchase price of the Property), whichever is the earlier.

5.
When the Property meets the requirements for handover, Party A shall provide Party B with the Property Ownership Certificate approved by relevant national authorities and the User Manual of City Point, and Party B shall sign the City Point Handover Confirmation Form. If Party B refuses to sign the confirmation form, it shall still be deemed that Party A has handed over the Property on the handover date.

6.	Both Parties agree that Article 12 of the Contract shall be supplemented as follows:

(1)
In case that Party A unilaterally terminates this Contract, the written notice shall be delivered to Party B by registered letter or ordinary letter, to the address set out in this Contract.  If Party B does not reply Party A’s written notice within 15 days upon the sending of the notice, it shall be deemed that Party B consents to Party A’s termination of this Contract.  Party B shall go to the sales office of Party A within 15 days upon the receipt of the notice and go to the Exchange Centre to fulfill the formalities regarding the cancellation of this Contract together with Party A.

(2)
In the event that Party B postpones to fulfill the formalities regarding the cancellation of this Contract, besides the defaulting sum specified in Article 5 of this Contract, Party B shall pay to Party A the supplementary defaulting sum which shall be calculated at 0.01   % of the overall purchase price of the Property on a daily basis from the 31st day after the date when the written notice regarding the termination of this Contract from Party A is served (or is deemed as being served) to Party B to the date when Party A with the assistance of Party B completes the contract cancellation formalities (subject to the date when Changning Exchange Centre accepts the contract cancellation application), directly offset from the purchase price paid by Party B.

7.	Both Parties agree that Article 14 of the Contract shall be supplemented as follows:

In compliance with the Regulation on Quality Management of Construction promulgated by the State Council, Party A shall operate the repair and maintenance warranty of the Property and relevant facilities & equipment from the completion acceptance date.

8.	Both Parties agree that Article 20 of the Contract shall be supplemented as follows:

(1)
In case that Party B unilaterally terminates this Contract, Party B shall give a written notice to Party A within 15 days upon the date when the termination conditions are satisfied.  If Party A does not reply Party B’s written notice within 15 days upon the receipt of the notice Party A shall be deemed to consent to Party B’s termination of this Contract.

(2)	Both Parties shall go to Changning Exchange Centre to fulfill the formalities regarding the cancellation of this Contract together within 7 days upon the receipt of Party B’s notice by Party A.

(3)
If Party B requires unilaterally terminating this Contract but fails to go to Changning Real Estate Transaction Centre to fulfill the formalities regarding the cancellation of this Contract with Party A, it shall be deemed that Party B waives the right to unilaterally terminate this Contract and this Contract shall be performed continuously.

(4)
 In the event that Party A postpones to fulfill the formalities regarding the cancellation of this Contract, besides the defaulting sum specified in Article 13 of the Main Provisions of this Contract, Party A shall pay to Party B the supplementary defaulting sum which shall be calculated at 0.01   % of the overall purchase price of the Property on a daily basis from the 31st day after the date when the written notice regarding the termination of this Contract from Party B is served (or is deemed as being served) to Party A to the date when Party B with the assistance of Party A completes the contract cancellation formalities (subject to the date when Changning Real Estate Transaction Centre accepts the contract cancellation application ).

9.
If Party B fails to do the handover formalities as specified in Article 7 of this Contract, the keys of the Property shall be kept by the Property management service company for Party B from the date following the handover date specified in the “written remainder” as described in Article 11 of this Contract.  The warranty liability of Party A to the Property shall be calculated from such date.

10.	Other provisions

(1)
Party A has employed DTZ Real Estate Consultancy (Shanghai) Co., Ltd. City Point Management Office as the preliminary property management service company to provide preliminary property management service (employment term expires at the end of 2012).  The preliminary property management service fee for the 2nd -24th floors (actual floor levels) of the office building shall be RMB 28/sqm construction area/month (including the air condition operation fee).  Party B agrees that Party A is entitled to change the preliminary property management service company when the employment term expires, but Party A shall guarantee that the transfer of the responsibilities of the property management shall not have adverse impact on Party B’s use of its Property or lower the standard of property management.

(2)
Party B shall pay the property management fee from 1st April, 2011.  Party B shall pay the monthly management fee for the term from April 2011 to the month of the handover.  Besides, Party B shall pay the management fee for the next three months from the month of the handover in advance.

(3)
Party A and Party B shall execute a “Real Estate Sales Contract of Shanghai” (for car parking lots) separately at the execution of this Contract, and Party A shall guarantee that Party B is entitled to use the corresponding car parking lots in the name of users.  However, Party B shall comply with the Deed of Mutual Covenant and relevant regulations regarding the use of car parking lots made by the property management service company.

(4)
“City Point International Center” is the name used for promotion of the Property, and “City Point Square”, which has been approved for registration by the Placename Office of Planning Bureau, shall be used in this Contract.  The naming right of  shall belong to Party A absolutely and Party B has no objection on this.

(5)	To provide better facilities to the Property, Party A intends to set up café and relevant facilities in the area of the South Lobby on the 1st Floor , and Party B has no objection to this.

(6)
These Supplementary Terms and the “ Reservation Agreement for No. 666  West Huai Hai Rd ‘City Point’” shall constitute an integral part of this Contract, and are of equal validity. In the event of conflict between this Contract/the Supplementary Terms and “Reservation Agreement  for No. 666 West Huai Hai Rd ‘City Point’”, this Contract and the Supplementary Terms shall prevail.

SUPPLEMENTARY TERMS II
________________________________________________________________________

At the execution of the Contract, Party A and Party B were fully aware of  the restrictions on the sale  of property stipulated by the State and Shanghai Municipality..  In case of breach of the restrictions and the Real Estate Transaction Centre refuses to approve the application for real estate registration and issues the Notice of Refusal of the Application for Real Estate Trading and Transfer, Party A and Party B agree to settle  the matter in accordance with the following provisions:

1.	Party A and Party B shall file a withdrawal of registration online in order to terminate this Contract; and

2.	If it is Party B’s failure to faithfully provide the family information and the premises owned by family members causing economic losses to Party A, Party B shall compensate for such loss.

Party A (Name):	Party B (Name):
Shanghai Wanbo Real Estate Development Co., Ltd	Shanghai Yuanmao Properties Co., Ltd.
Signature of Legal/Authorized Representative:	Signature of Legal/Authorized Representative:

Stamp of Party A:	Stamp of Party B
Date: Year Month Day	Date: Year Month Day
At:	At:
Signatory of Party A: Sun Yaping Sales Person License No. : 310511053400615
Confirmed by Party A: Zhu Dawei Sales Person License No. : 310511053400617

Online Contract Signing Time: 9th August, 2011               11 hours 10 minutes 31 seconds